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                                   EXHIBIT 99

For Further Information:

Investor Contact:          Gary Frazier/Deborah Abraham
                           (203) 459-7331/(203) 459-6674

Media Contact:             Maria Gordon-Shydlo
                           (203) 459-7674

FOR IMMEDIATE RELEASE

                            OXFORD HEALTH PLANS, INC.
                    PRE-ANNOUNCES THIRD QUARTER 2002 RESULTS

    PRE-TAX CHARGE OF $151.3 MILLION RELATED TO 1997 SECURITIES CLASS ACTION LAWSUITS EXPECTED EPS OF $1.24 PER DILUTED SHARE BEFORE LITIGATION CHARGE


         TRUMBULL, CONNECTICUT, OCTOBER 22, 2002 Oxford Health Plans, Inc. (NYSE: OHP) announced today that its results for the third quarter ended September 30, 2002 will include a $151.3 million non-cash pretax charge, or $0.98 per diluted share after tax, related to securities class action lawsuits brought in 1997 following the October 27, 1997 decline in the price of the Company's common stock. As a result of this charge, the Company expects to report net income of approximately $0.26 per diluted share for the quarter. Excluding the effect of the litigation charge, net income for the quarter ended September 30, 2002 is expected to be $1.24 per diluted common share, compared to $0.85 per diluted common share, for the same period last year. Expected third quarter earnings for 2002 also include the benefit of approximately $0.20 per share resulting from changes in estimates of prior period reserves related to medical claims and NY market stabilization pools for 1999 and 2001. The Company expects to report cash flow from operations of over $115 million for the quarter and parent company cash balances of approximately $242 million at September 30, 2002.

         The securities class actions continue toward a trial. However, in view of the inherent risks and uncertainties of litigation and in anticipation of a settlement conference to be held in November 2002, the Company has communicated to the plaintiffs and the insurance carriers its willingness to pay $161.3 million. This offer reflects the full amount of the current retention under the insurance carriers' interpretation of the $200 million Excess Insurance policies that the Company purchased in 1999. As a result, the Company will record a liability and pre-tax charge of $151.3 million against earnings in the third quarter of 2002. This $151.3 million charge represents the Company's settlement offer, less $10 million that the Company estimates would be available and collectible under its primary Directors and Officers insurance. At the present time, no total settlement amount potentially payable by the Company beyond the $161.3 million can be reasonably estimated. "We do not believe that future funding of the Company's current offer would have a significant impact on our capital needs or existing share repurchase program," said Kurt B. Thompson, Chief Financial Officer.

         If a settlement is not reached, or if the Court does not approve any such settlement, the securities class actions would continue to proceed to trial. The Company, in the opinion of management with the advice of external counsel, has substantial defenses to plaintiffs' claims and may ultimately prevail at trial. Therefore, at the present time, no amount or range of loss from an unfavorable judgment can be reasonably estimated. Accordingly, the Company has not recorded a net liability for a potential unfavorable judgment or settlement in excess of $151.3 million. There can be no assurance as to the ultimate result in this litigation. A more detailed description of these matters is contained in the Company's report on Form 8-K filed with the Securities and Exchange Commission.

         A review of the complete results for the third quarter and management's outlook for the remainder of 2002, together with preliminary views on 2003, will take place during the Company's previously scheduled third quarter earnings call on October 29 at 10 a.m.

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         Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals primarily in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford's services include traditional health maintenance organizations, point-of-service plans, third party administration of employer-funded benefits plans and Medicare plans.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements in this press release, including statements concerning the Company's estimated results for the quarter ended September 30, 2002, estimated current and future potential securities class action litigation settlement charges, the outcome of the securities class actions, future capital needs, share repurchase program and other statements contained herein regarding matters that are not historical facts, are forward-looking statements as defined in the Securities Exchange Act of 1934; and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

- Changes in Federal or State regulation relating to health care and health benefit plans, including proposed patient protection legislation and mandated benefits.

-        The state of the economy.

- The impact of the September 11, 2001 terrorist attacks, subsequent cases of anthrax infection or exposure, and any future acts of terrorism or war.

- Rising medical costs or higher utilization of medical services, including higher out-of-network utilization under point-of-service plans and new drugs and technologies.

- Competitive pressure on the pricing of the Company's products, including acceptance of premium rate increases by the Company's commercial groups.

- Higher than expected administrative costs in operating the Company's business and the cost and impact on service of changing technologies.

- The ability of the Company to maintain risk transfer, risk sharing, incentive and other provider arrangements and the resolution of existing and future disputes over the reconciliations and performance under such arrangements.

- Any changes in the Company's estimates of its medical costs and expected cost trends.

- The impact of future developments in various litigation (including pending class and derivative actions filed against the Company and certain of its officers and directors, and other proceedings commenced against the Company and several employees by certain healthcare providers), class actions in Connecticut, New Jersey and New York and related litigation by the Connecticut Attorney General, regulatory proceedings and other governmental action (including the ongoing examination, investigation and review of the Company by various Federal and State authorities).

- The Company's ability to renew existing members and attract new members.

- The Company's ability to develop processes and systems to support its operations and any future growth and administer new health care benefit designs.

- Those factors included in the discussion under the caption "Cautionary Statement Regarding Forward-Looking Statements" in Part I, Item 1, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Part I, Item 2, of the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002.

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